Exhibit 99.2

DEMERGER PROPOSAL – VOORSTEL TOT SPLITSING
17 SEPTEMBER 2015

FIAT CHRYSLER AUTOMOBILES N.V.
&
FE INTERIM B.V.

demerger proposal – voorstel tot splitsing

DEMERGER PROPOSAL	VOORSTEL TOT SPLITSING
The boards of directors of:	De besturen van:
1.    Fiat Chrysler Automobiles N.V., a public company under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at 25 St. James’s Street, SW1A 1HA London, United Kingdom, registered with the Dutch trade register under number 60372958 (FCA); and

1. Fiat Chrysler Automobiles N.V., een naamloze vennootschap naar Nederlands recht, statutair gevestigd te Amsterdam en kantoorhoudende te 25 St. James’s Street, SW1A 1HA, Londen, Verenigd Koninkrijk, ingeschreven in het handelsregister onder nummer 60372958 (FCA); en

2.    FE Interim B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, and its registered office address at Via Abetone Inferiore N.4, I-41053, Maranello, Italy, registered with the Dutch trade register under number 64060438 (Acquiring Company),

2. FE Interim B.V., een besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht, statutair gevestigd te Amsterdam en kantoorhoudende te Via Abetone Inferiore N.4, I-41053, Maranello, Italië, ingeschreven in het handelsregister onder nummer 64060438 (Verkrijgende Vennootschap),

FCA and the Acquiring Company are hereinafter together also referred to as: Demerging Companies,	FCA en de Verkrijgende Vennootschap worden hierna gezamenlijk aangeduid als: Splitsende Vennootschappen,
whereas,	in aanmerking nemende,
(A) none of the Demerging Companies has a supervisory board;	(A) bij geen van de Splitsende Vennootschappen is een raad van commissarissen ingesteld;
(B) the Demerging Companies have not been dissolved or declared bankrupt, nor has a suspension of payment been declared with respect to the Demerging Companies;	(B) de Splitsende Vennootschappen zijn niet ontbonden en verkeren niet in staat van faillissement, noch hebben zij surseance van betaling aangevraagd;
(C) there are no holders of shares without voting rights or shares without profit rights in the capital of the Acquiring Company, nor are there holders of depositary receipts for shares in the capital of the Acquiring Company that have meeting rights;

(C) er zijn geen houders van aandelen zonder stemrecht of aandelen zonder winstrecht in het kapitaal van de Verkrijgende Vennootschap, noch zijn er houders van certificaten van aandelen in het kapitaal van de Verkrijgende Vennootschap met vergaderrecht;

(D) none of the Demerging Companies or their subsidiaries have a works council entitled to render advice in respect of the Demerger (as defined below); and
(D) geen van de Splitsende Vennootschappen of hun dochtermaatschappijen heeft een ondernemingsraad die het recht heeft om advies te geven met betrekking tot de Splitsing (zoals hierna gedefinieerd); en

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(E) there is no trade union entitled to render comments in respect of the Demerger that has amongst its members employees of (a subsidiary of) one of the Demerging Companies,
(E) er is geen vereniging van werknemers die werknemers van (een dochtermaatschappij van) één van de Splitsende Vennootschappen onder haar leden telt die het recht heeft om opmerkingen in te dienen met betrekking tot de Splitsing,

propose a demerger (Demerger) in accordance with Title 7, Book 2 of the Dutch Civil Code (DCC) at which FCA will continue to exist and as a consequence whereof:	stellen voor een splitsing (Splitsing) in de zin van Titel 7 van Boek 2 van het Burgerlijk Wetboek (BW) tot stand te brengen waarbij FCA zal blijven bestaan en als gevolg waarvan:
- the Acquiring Company will acquire a part of the assets of FCA under a universal title of succession; and	- de Verkrijgende Vennootschap een deel van het vermogen van FCA onder algemene titel zal krijgen; en
- the shareholders of FCA will be granted shares in the capital of the Acquiring Company.	- de aandeelhouders van FCA aandelen in het kapitaal van de Verkrijgende Vennootschap krijgen toegekend.
This Demerger proposal will be filed and published in accordance with the applicable laws and regulations. The Demerger proposal will also be made available on the corporate website of FCA (www.fcagroup.com) and at the registered office address of FCA and the Acquiring Company for inspection by whomever is entitled thereto by applicable law.

Dit voorstel tot Splitsing zal worden gedeponeerd en gepubliceerd in overeenstemming met de toepasselijke wetten en regelgeving. Het voorstel tot Splitsing zal ook beschikbaar worden gesteld op de bedrijfswebsite van FCA (www.fcagroup.com) en ten kantore van FCA en de Verkrijgende Vennootschap ter inzage worden gelegd voor degenen die daartoe volgens toepasselijk recht gerechtigd zijn.

Pursuant to Section 2:334n DCC, the Demerger shall be executed in accordance with the relevant provisions of Dutch law and as such will become effective on the day following the day on which the notarial deed of Demerger is executed before a civil law notary, officiating in the Netherlands (Demerger Effective Date).

Ingevolge artikel 2:334n BW zal de Splitsing worden uitgevoerd in overeenstemming met de relevante bepalingen van Nederlands recht en zodanig van kracht worden op de dag volgend op de dag waarop de notariële akte van Splitsing wordt verleden voor een notaris met plaats van vestiging in Nederland (Splitsing Effectieve Datum).

Prior to the effectiveness of the Demerger, New Business Netherlands NV (as defined below), will complete a restructuring inter alia including the acquisition of all shares in the capital of Ferrari S.p.A. (Restructuring).

Voorafgaand aan het van kracht worden van de Splitsing, zal New Business Netherlands NV (zoals hierna gedefinieerd) een herstructurering voltooien onder meer inhoudende de verkrijging van alle aandelen in het kapitaal van Ferrari S.p.A. (Herstructurering).

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The Acquiring Company will effect a subsequent demerger in accordance with Title 7, Book 2 of the DCC to FE New N.V., a public company under Dutch law, having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 64060977, to be renamed Ferrari N.V. (FE New NV), as a consequence whereof (i) the Acquiring Company will continue to exist, (ii) FE New NV will acquire part of the assets of the Acquiring Company under universal title of succession and (iii) the shareholders of the Acquiring Company will become shareholders of FE New NV (Subsequent Demerger).

De Verkrijgende Vennootschap zal een opvolgende splitsing in de zin van Titel 7 van Boek 2 van het BW tot stand brengen naar FE New NV, een naamloze vennootschap naar Nederlands recht, gevestigd te Amsterdam, ingeschreven in het handelsregister onder nummer 64060977, waarvan de naam zal worden gewijzigd in Ferrari N.V. (FE New NV), als gevolg waarvan (i) de Verkrijgende Vennootschap zal blijven bestaan, (ii) FE New NV een deel van het vermogen van de Verkrijgende Vennootschap onder algemene titel zal verkrijgen en (iii) de aandeelhouders van de Verkrijgende Vennootschap aandeelhouders van FE New NV zullen worden (Opvolgende Splitsing).

The data to be mentioned pursuant to the Sections 2:334f and 2:334y DCC are as follows:	De ingevolge de artikelen 2:334f en 2:334y BW te vermelden gegevens zijn de volgende:
1 Type of legal entity, name and official seat of the Demerging Companies	1 Rechtsvorm, naam en zetel van de Splitsende Vennootschappen
1.1 FCA	1.1 FCA
The public company under Dutch law Fiat Chrysler Automobiles N.V., having its official seat in Amsterdam, the Netherlands.	De naamloze vennootschap naar Nederlands recht Fiat Chrysler Automobiles N.V., gevestigd te Amsterdam.
1.2 Acquiring Company	1.2 Verkrijgende Vennootschap
The private limited liability company under Dutch law FE Interim B.V., having its official seat in Amsterdam, the Netherlands.	De besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht FE Interim B.V., gevestigd te Amsterdam.
2 Articles of association of FCA and the Acquiring Company	2 Statuten van FCA en van de Verkrijgende Vennootschap
2.1 FCA	2.1 FCA
   The articles of association of FCA were most recently amended by a deed of amendment to the articles of association executed on 11 October 2014 before G.M. Portier, civil law notary officiating in Amsterdam, the Netherlands, which amendment to the articles of association came into effect on 12 October 2014. The consecutive wording of the current articles of association of FCA is attached to this Demerger proposal as Annex A.

   De statuten van FCA zijn laatstelijk gewijzigd bij akte van statutenwijziging verleden op 11 oktober 2014 voor mr. G.M. Portier, notaris met plaats van vestiging in Amsterdam, welke statutenwijziging van kracht is geworden op 12 oktober 2014. De doorlopende tekst van de huidige statuten van FCA is als Bijlage A aan dit voorstel tot Splitsing gehecht.

The articles of association of FCA shall not be amended in connection with the Demerger.	De statuten van FCA zullen ter gelegenheid van de Splitsing niet gewijzigd worden.
2.2 Acquiring Company	2.2 Verkrijgende Vennootschap

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   The articles of association of the Acquiring Company were drawn up by a deed of incorporation executed on 4 September 2015 before G.M. Portier, aforementioned. The consecutive wording of the current articles of association of the Acquiring Company is attached to this Demerger proposal as Annex B.

   De statuten van de Verkrijgende Vennootschap zijn vastgesteld bij akte van oprichting verleden op 4 september 2015 voor mr. G.M. Portier, voornoemd. De doorlopende tekst van de huidige statuten van de Verkrijgende Vennootschap is als Bijlage B aan dit voorstel tot Splitsing gehecht.

The articles of association of the Acquiring Company shall not be amended in connection with the Demerger.	De statuten van de Verkrijgende Vennootschap zullen ter gelegenheid van de Splitsing niet gewijzigd worden.
3 Transfer of assets and liabilities FCA	3 Overgang vermogen FCA
A part of the assets of FCA will transfer to the Acquiring Company; see below under 4. No liabilities of FCA will transfer to the Acquiring Company.	Een deel van het vermogen van FCA gaat over op de Verkrijgende Vennootschap; zie verder hierna onder 4. Er zullen geen schulden van FCA overgaan op de Verkrijgende Vennootschap.
4 Detailed description of the assets and liabilities that transfer to the Acquiring Company and of the assets and liabilities that remain with FCA	4 Nauwkeurige beschrijving van de vermogensbestanddelen die overgaan op de Verkrijgende Vennootschap en van de vermogensbestanddelen die FCA zal behouden
4.1 Acquiring Company	4.1 Verkrijgende Vennootschap
To the Acquiring Company will only transfer the following assets:	Op de Verkrijgende Vennootschap gaan slechts de volgende vermogensbestanddelen over:
   - all common and special voting shares held by FCA at the moment the Demerger becomes effective in the capital of New Business Netherlands N.V. (to be renamed Ferrari N.V.), having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 57991561 (New Business Netherlands NV); and

   - alle gewone aandelen en bijzondere stemrechtaandelen gehouden door FCA per het moment van het van kracht worden van de Splitsing in het kapitaal van New Business Netherlands N.V. (waarvan de naam zal worden gewijzigd in Ferrari N.V.), gevestigd te Amsterdam, ingeschreven in het handelsregister onder nummer 57991561 (New Business Netherlands NV); en

- an amount in cash (euro) equal to the aggregate amount of the nominal capital to be allocated by the Acquiring Company pursuant to the Demerger (Cash Amount).	- een bedrag in contanten (euro) gelijk aan het gezamenlijk bedrag van het nominale kapitaal dat door de Verkrijgende Vennootschap toegekend wordt als gevolg van de Splitsing (Bedrag in Contanten).
4.2 FCA	4.2 FCA
Other than the assets listed under 4.1 above, all assets and liabilities of FCA will remain with FCA. No liabilities of FCA will transfer to the Acquiring Company.	Anders dan de vermogensbestanddelen hierboven vermeld onder 4.1, worden alle vermogensbestanddelen van FCA behouden door FCA. Er zullen geen schulden van FCA overgaan op de Verkrijgende Vennootschap.

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The auditor’s statement issued by KPMG Accountants N.V. pursuant to Section 2:334aa paragraph 2 DCC is attached to this Demerger proposal as Annex C.	De accountantsverklaring afgegeven door KPMG Accountants N.V. als bedoeld in artikel 2:334aa lid 2 BW is als Bijlage C aan dit voorstel tot Splitsing gehecht.
4.3 Pro forma profit and loss accounts	4.3 Pro forma winst- en verliesrekeningen
The pro forma profit and loss accounts of the Acquiring Company and of FCA as of 30 June 2015 are attached to this Demerger proposal as Annex D1 and Annex D2 respectively.	De pro forma winst- en verliesrekeningen van de Verkrijgende Vennootschap en van FCA per 30 juni 2015 zijn als Bijlage D1 respectievelijk Bijlage D2 aan dit voorstel tot Splitsing gehecht.
5 Value of the assets and liabilities that the Acquiring Company will acquire and value of the assets and liabilities that remain with FCA	5 Waarde van het vermogen dat de Verkrijgende Vennootschap zal verkrijgen en waarde van het vermogen dat FCA zal behouden
   The value of the part of the assets that the Acquiring Company will acquire at the Demerger, established to comply with Section 2:334f paragraph 2 under (e) DCC, as of 31 December 2014 and 30 June 2015 is EUR 50,000 plus the Cash Amount. Based on the current issued and outstanding nominal share capital of FCA and the Exchange Ratio (as defined below) the Cash Amount would be EUR 16,649,915.81. In case FCA issues shares in its capital after the date of this Demerger proposal, the Cash Amount will increase with an amount equal to the aggregate nominal value of the additional shares issued. The maximum Cash Amount is EUR 25,000,000, which is the maximum nominal share capital that can be issued under the Acquiring Company’s authorized share capital.

   De waarde van het deel van het vermogen dat de Verkrijgende Vennootschap bij de Splitsing zal verkrijgen, vastgesteld om te voldoen aan artikel 2:334f lid 2 sub (e) BW, per 31 december 2014 en per 30 juni 2015 is EUR 50.000 vermeerderd met het Bedrag in Contanten. Op grond van het huidige geplaatste en uitstaande nominale aandelenkapitaal van FCA en de Ruilverhouding (zoals hierna gedefinieerd) zou het Bedrag in Contanten EUR 16.649.915,81 bedragen. In geval FCA aandelen in haar kapitaal na de datum van dit voorstel tot Splitsing uitgeeft, zal het Bedrag in Contanten toenemen met een bedrag gelijk aan de gezamenlijke nominale waarde van de additioneel uitgegeven aandelen. Het maximum Bedrag in Contanten is EUR 25.000.000, zijnde het maximale nominale aandelenkapitaal dat uitgegeven kan worden binnen het maatschappelijk kapitaal van de Verkrijgende Vennootschap.

Based on the above, the value of the part of the assets that will transfer to the Acquiring Company is between EUR 16,699,915.81 and EUR 25,000,000 as of 31 December 2014 and 30 June 2015.
   Op grond van het bovenstaande, ligt de waarde van het deel van het vermogen dat zal overgaan op de Verkrijgende Vennootschap tussen EUR 16.699.915,81 en EUR 25.000.000 per 31 december 2014 en 30 juni 2015.

   Also based on the above, the value of the assets and liabilities that will remain with FCA, established to comply with Section 2:334f paragraph 2 under (e) DCC, is between EUR 13,400 million and EUR 13,408 million as of 31 December 2014 and between EUR 14,653 million and EUR 14,661 million as of 30 June 2015.

   Eveneens op grond van het bovenstaande, ligt de waarde van het vermogen dat FCA zal behouden, vastgesteld om te voldoen aan artikel 2:334f lid 2 sub (e) BW, tussen EUR 13.400 miljoen en EUR 13.408 miljoen per 31 december 2014 en tussen EUR 14.653 miljoen en EUR 14.661 miljoen per 30 juni 2015.

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No shares in the capital of the Acquiring Company will be allocated to FCA in the Demerger.	In het kader van de Splitsing worden geen aandelen in het kapitaal van de Verkrijgende Vennootschap toegekend aan FCA.
As a result of the Restructuring it is expected that the respective values mentioned above will change significantly.	Als gevolg van de Herstructurering zullen naar verwachting de respectievelijke waarden als hierboven vermeld significant wijzigen.
   As FCA complies with the requirements in Section 5:25d of the Act on financial supervision (Wet op het financieel toezicht) with respect to half-year financial reporting, Section 2:334g paragraph 2 DCC does not apply to FCA in this Demerger and FCA is exempted from the requirement to publish interim financial statements referred to in that Section of the DCC. The aforementioned values have been determined on the basis of the relevant book value as of the day to which respectively FCA’s annual accounts and half-year financial statements as of 30 June 2015 of FCA relate.

   Aangezien FCA voldoet aan de vereisten genoemd in artikel 5:25d Wet op het financieel toezicht met betrekking tot halfjaarlijkse financiële verslaggeving, is artikel 2:334g lid 2 BW niet van toepassing op FCA in deze Splitsing en is FCA vrijgesteld van het vereiste om een tussentijdse vermogensopstelling als bedoeld in dat artikel van het BW te publiceren. De voormelde waarden zijn vastgesteld op basis van de relevante boekwaarde per de dag waarop FCA’s jaarrekening respectievelijk halfjaarlijkse financiële verslaggeving per 30 juni 2015 betrekking heeft.

The interim financial statement of the Acquiring Company as referred to in Section 2:334g paragraph 2 DCC as of 8 September 2015 is attached to this Demerger proposal as Annex E.	De tussentijdse vermogensopstelling van de Verkrijgende Vennootschap als bedoeld in artikel 2:334g lid 2 BW per 8 september 2015 is als Bijlage E aan dit voorstel tot Splitsing gehecht.
6 Rights and compensations at the expense of the Acquiring Company granted pursuant to Section 2:334p DCC	6 Rechten en vergoedingen ten laste van de Verkrijgende Vennootschap toegekend ingevolge artikel 2:334p BW
   In connection with the 7.875% mandatory convertible security (MCS) issued by FCA in accordance with the indenture dated 16 December 2014 among FCA and The Bank of New York Mellon as trustee (Indenture) and outstanding immediately prior to the Demerger Effective Date, the holders of the MCS shall receive such number of common shares in the capital of FE New NV as agreed in and determined pursuant to the terms of the Indenture, compensating them for the financial effects of the Demerger, and as a consequence no rights and compensations will be granted to the holders of the MCS at the expense of the Acquiring Company.

   In samenhang met het 7,875% verplicht converteerbaar effect (MCS) uitgegeven door FCA in overeenstemming met de indenture met datum 16 december 2014 tussen FCA en The Bank of New York Mellon als trustee (Indenture) en dat onmiddellijk voorafgaand aan de Splitsing Effectieve Datum uitstaat, zullen de houders van de MCS een zodanig aantal gewone aandelen in het kapitaal van FE New NV verkrijgen als overeengekomen in en bepaald volgens de voorwaarden van de Indenture, om hen te compenseren voor de financiële effecten van de Splitsing, en als gevolg waarvan geen rechten en vergoedingen ten laste van de Verkrijgende Vennootschap aan de houders van de MCS worden toegekend.

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   In connection with any outstanding compensation plans (Compensation Plans) of FCA, the number of rights to acquire shares in FCA held by the beneficiaries under the Compensation Plans shall be adjusted to compensate such beneficiaries for the financial consequences of the Demerger in accordance with the terms of the Compensation Plans and therefore no rights and compensations will be granted to the beneficiaries under the Compensation Plans at the expense of the Acquiring Company.

   In samenhang met elk uitstaand beloningsplan (Beloningsplannen) van FCA, zal het aantal rechten om aandelen in FCA te verkrijgen, gehouden door de begunstigden onder de Beloningsplannen, aangepast worden om deze begunstigden te compenseren voor de financiële consequenties van de Splitsing overeenkomstig de voorwaarden van de Beloningsplannen en daarom zullen geen rechten en vergoedingen aan de begunstigden onder de Beloningsplannen ten laste van de Verkrijgende Vennootschap worden toegekend.

   Since there are no other persons than the holders of the MCS or the beneficiaries under the Compensation Plans who, in any other capacity than as shareholder, have special rights against FCA, no special rights and compensations will be granted at the expense of the Acquiring Company to anyone.

   Aangezien er geen andere personen dan de houders van de MCS of de begunstigden onder de Compensatieplannen die, anders dan als aandeelhouder, speciale rechten hebben ten aanzien van FCA, worden er geen speciale rechten en vergoedingen aan iemand toegekend ten laste van de Verkrijgende Vennootschap.

7 Benefits to be granted to members of the boards of directors of the Demerging Companies or to others involved with the Demerger, in connection with the Demerger	7 Voordelen, welke in verband met de Splitsing aan leden van het bestuur van de Splitsende Vennootschappen of aan anderen betrokken bij de Splitsing worden toegekend
No benefits will be granted to members of the boards of directors of FCA or the Acquiring Company or to others involved with the Demerger, other than in such person’s capacity as shareholder of FCA.
   Er worden geen voordelen toegekend aan leden van het bestuur van FCA of de Verkrijgende Vennootschap of aan anderen betrokken bij de Splitsing, anders dan aan anderen in hoedanigheid van aandeelhouder van FCA.

8 Intentions with regard to the composition of the boards of directors of the Demerging Companies after the Demerger	8 Voornemens over de samenstelling van het bestuur van de Splitsende Vennootschappen na de Splitsing
8.1 FCA	8.1 FCA
The current composition of the board of directors of FCA is as follows:	De huidige samenstelling van het bestuur van FCA is als volgt:
executive directors: - John Philip Elkann; and - Sergio Marchionne,	uitvoerende bestuurders: - John Philip Elkann; en - Sergio Marchionne,

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   non-executive directors:
-    Andrea Agnelli;
-    Tiberto Brandolini d’Adda;
-    Glenn Peter Jonathan Earle;
-    Valerie Anne Mars;
-    Ruth Jean Simmons;
-    Ronald Lurie Thompson;
-    Patience Jane Wheatcroft;
-    Stephen Michael Wolf; and
-    Ermenegildo Zegna di Monte Rubello.

niet-uitvoerende bestuurders:
- Andrea Agnelli;
- Tiberto Brandolini d’Adda;
- Glenn Peter Jonathan Earle;
- Valerie Anne Mars;
- Ruth Jean Simmons;
- Ronald Lurie Thompson;
- Patience Jane Wheatcroft;
- Stephen Michael Wolf; en
- Ermenegildo Zegna di Monte Rubello.

There is no intention to change the composition of the board of directors of FCA after the Demerger.	Er bestaat geen voornemen na de Splitsing wijziging te brengen in de samenstelling van het bestuur van FCA.
8.2 Acquiring Company	8.2 Verkrijgende Vennootschap
The current composition of the board of directors of the Acquiring Company is as follows: executive directors: - Richard Keith Palmer; and - Fabio Spirito,	De huidige samenstelling van het bestuur van de Verkrijgende Vennootschap is als volgt: uitvoerende bestuurders: - Richard Keith Palmer; en - Fabio Spirito,
non-executive director: - Ferrante Zileri Dal Verme.	niet-uitvoerende bestuurder: - Ferrante Zileri Dal Verme.
There is no intention to change the composition of the board of directors of the Acquiring Company after the Demerger.	Er bestaat geen voornemen na de Splitsing wijziging te brengen in de samenstelling van het bestuur van de Verkrijgende Vennootschap.
9 Date as of which the financial data regarding the part of the assets and liabilities of FCA that will transfer to the Acquiring Company will be accounted for in the annual accounts of the Acquiring Company

9 Tijdstip met ingang waarvan de financiële gegevens met betrekking het gedeelte van het vermogen van FCA dat zal overgaan op de Verkrijgende Vennootschap zullen worden verantwoord in de jaarstukken van de Verkrijgende Vennootschap

   The financial data of FCA will as for the part of its assets that will transfer to the Acquiring Company be accounted for in the annual accounts of the Acquiring Company as of 1 January 2016. No liabilities of FCA will transfer to the Acquiring Company.

   De financiële gegevens van FCA zullen voor het gedeelte van haar vermogen dat zal overgaan op de Verkrijgende Vennootschap worden verantwoord in de jaarstukken van de Verkrijgende Vennootschap per 1 januari 2016. Er zullen geen schulden van FCA overgaan op de Verkrijgende Vennootschap.

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10 Proposed measures in connection with the acquisition by the shareholders of FCA of shares in the capital of the Acquiring Company	10 Voorgenomen maatregelen in verband met de verkrijging door de aandeelhouders van FCA van aandelen in het kapitaal van de Verkrijgende Vennootschap
   The granting of registered shares in the Acquiring Company in connection with the Demerger will be registered in the shareholder’s register of the Acquiring Company upon the Demerger becoming effective, or, to the extent applicable, as soon as the relevant details have been provided to the Acquiring Company in writing.

   De toekenning van aandelen op naam in de Verkrijgende Vennootschap in samenhang met de Splitsing zal worden geregistreerd in het aandeelhoudersregister van de Verkrijgende Vennootschap per het moment van het kracht worden van de Splitsing, of, voor zover van toepassing, zo snel mogelijk nadat de relevante details schriftelijk aan de Verkrijgende Vennootschap zijn verstrekt.

   A holder of a right of pledge or usufruct in a share in the capital of FCA shall acquire the same right in respect of the share in the capital of the Acquiring Company acquired by the relevant holder of that share pursuant to the deed of Demerger.

   Een houder van een pandrecht of vruchtgebruik op een aandeel in het kapitaal van FCA zal hetzelfde recht ten aanzien van het aandeel in het kapitaal van de Verkrijgende Vennootschap, verkregen door de relevante houder van dat aandeel als gevolg van de akte van Splitsing, verkrijgen.

11 Intentions involving continuance or termination of activities	11 Voornemens omtrent voortzetting of beëindiging van activiteiten
   The activities of FCA relating to the assets of FCA that the Acquiring Company will acquire in the Demerger will be continued by the Acquiring Company in all material respects, including any changes currently contemplated by FCA.

   De activiteiten van FCA ten aanzien van het vermogen van FCA dat de Verkrijgende Vennootschap zal verkrijgen bij de Splitsing zullen worden voortgezet door de Verkrijgende Vennootschap in elk materieel opzicht, inclusief elke wijziging op dit moment voorzien door FCA.

12 Approval of the resolution to effect the Demerger	12 Goedkeuring van het besluit tot Splitsing
12.1 FCA	12.1 FCA
   The resolution to effect the Demerger has to be adopted by the general meeting of shareholders of FCA. The resolution to effect the Demerger is not subject to the approval of any other corporate body of FCA or governmental authority.

   Het besluit tot Splitsing moet door de algemene vergadering van aandeelhouders van FCA worden genomen. Het besluit tot Splitsing is niet onderworpen aan de goedkeuring van enig ander orgaan van FCA noch van enig overheidsorgaan.

12.2 Acquiring Company	12.2 Verkrijgende Vennootschap
   The resolution to effect the Demerger has to be adopted by the general meeting of shareholders or the board of directors of the Acquiring Company. The resolution to effect the Demerger is not subject to the approval of any other corporate body of the Acquiring Company or governmental authority.

   Het besluit tot Splitsing moet door de algemene vergadering van aandeelhouders of het bestuur van de Verkrijgende Vennootschap worden genomen. Het besluit tot Splitsing is niet onderworpen aan de goedkeuring van enig ander orgaan van de Verkrijgende Vennootschap noch van enig overheidsorgaan.

13 Effects of the Demerger on the goodwill and the distributable reserves of the Acquiring Company and FCA	13 Invloed van de Splitsing op de grootte van de goodwill en de uitkeerbare reserves van de Verkrijgende Vennootschap en FCA

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The Demerger will take place on the basis of the book value and will therefore have no goodwill impact.	De Splitsing zal plaatsvinden op basis van de boekwaarde en zal hierdoor geen invloed hebben op de grootte van de goodwill.
   To the extent that the Acquiring Company must maintain reserves pursuant to Dutch law or its articles of association, as a result of the Demerger, the freely distributable reserves of the Acquiring Company will increase with the difference between (i) the value of the assets of FCA that the Acquiring Company will acquire in the Demerger and (ii) the reserves the Acquiring Company must maintain pursuant to Dutch law or its articles of association.

   Voor zover de Verkrijgende Vennootschap reserves krachtens Nederlands recht of haar statuten moet aanhouden, zullen als gevolg van de Splitsing de vrij uitkeerbare reserves van de Verkrijgende Vennootschap toenemen met het verschil tussen (i) de waarde van het vermogen van FCA dat de Verkrijgende Vennootschap bij de Splitsing zal verkrijgen en (ii) de reserves die de Verkrijgende Vennootschap krachtens Nederlands recht of haar statuten moet aanhouden.

   Pursuant to Section 2:334q paragraph 4 DCC, following the Demerger the Acquiring Company must create reserves pursuant to Dutch law in the same way as FCA had to maintain such reserves, unless there is no longer any further legal basis for maintaining the same.

   Ingevolge artikel 2:334q lid 4 BW, moet de Verkrijgende Vennootschap reserves krachtens Nederlands recht vormen op dezelfde wijze als FCA deze reserves moest aanhouden, tenzij hiervoor niet langer enige wettelijke basis is.

   As a result of the Demerger, the freely distributable reserves of FCA will decrease with the difference between (i) the value of the assets of FCA that the Acquiring Company will acquire in the Demerger and (ii) the reserves that FCA following the Demerger no longer has to maintain pursuant to Dutch law.

   Als gevolg van de Splitsing, zullen de vrij uitkeerbare reserves van FCA afnemen met het verschil tussen (i) de waarde van het vermogen van FCA dat de Verkrijgende Vennootschap bij de Splitsing zal verkrijgen en (ii) de reserves die FCA als gevolg van Splitsing niet meer krachtens Nederlands recht hoeft aan te houden.

14 The exchange ratio of the shares. No cash payments	14 De ruilverhouding van de aandelen. Geen betalingen in contanten
   The Acquiring Company has been incorporated with an issued capital of one eurocent. As a result of the Demerger, the Acquiring Company shall acquire a part of the assets of FCA as described in more detail in this Demerger proposal (Demerger Assets) and the value of the Acquiring Company as of the Demerger Effective Date will equal the value of the Demerger Assets immediately preceding the Demerger Effective Date. In view thereof the following exchange ratio (Exchange Ratio), based on the nominal value of the shares in the Acquiring Company and FCA, with any excess being considered non-obliged share premium, shall apply:

De Verkrijgende Vennootschap is opgericht met een geplaatst kapitaal van één eurocent. Als gevolg van de Splitsing, zal de Verkrijgende Vennootschap een deel van het vermogen van FCA verkrijgen zoals nader in dit voorstel tot Splitsing omschreven (Splitsing Vermogen) en de waarde van de Verkrijgende Vennootschap per de Splitsing Effectieve Datum zal gelijk zijn aan de waarde van het Splitsing Vermogen onmiddellijk voorafgaand aan de Splitsing Effectieve Datum. In dat verband zal de volgende ruilverhouding (Ruilverhouding) worden toegepast, gebaseerd op de nominale waarde van de aandelen in de Verkrijgende Vennootschap en FCA, waarbij enige overwaarde wordt beschouwd als niet-bedongen agio:

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(a) the holders of common shares in the capital of FCA (FCA Common Shares) will receive common shares in the Acquiring Company (Acquiring Company Common Shares) with an aggregate nominal value equal to the aggregate nominal value of the FCA Common Shares held by them at the Demerger Effective Date; and

(a) de houders van gewone aandelen in het kapitaal van FCA (FCA Gewone Aandelen) zullen gewone aandelen in de Verkrijgende Vennootschap (Verkrijgende Vennootschap Gewone Aandelen) verkrijgen met een gezamenlijke nominale waarde gelijk aan de gezamenlijk nominale waarde van de FCA Gewone aandelen gehouden door hen per de Splitsing Effectieve Datum; en

(b) the holders of special voting shares in the capital of FCA (FCA Special Voting Shares) will receive special voting shares in the Acquiring Company (Acquiring Company Special Voting Shares) with an aggregate nominal value equal to the aggregate nominal value of the FCA Special Voting Shares held by them at the Demerger Effective Date.

(b) de houders van bijzondere stemrechtaandelen in het kapitaal van FCA (FCA Bijzondere Stemrechtaandelen) zullen bijzondere stemrechtaandelen in de Verkrijgende Vennootschap (Verkrijgende Vennootschap Bijzondere Stemrechtaandelen) verkrijgen met een gezamenlijke nominale waarde gelijk aan de gezamenlijke nominale waarde van de FCA Bijzondere Stemrechtaandelen gehouden door hen op de Splitsing Effectieve Datum.

No cash payments shall be made in this Demerger.	Er zullen geen betalingen in contanten worden gedaan bij deze Splitsing.
15 Date as of which the shareholders of FCA will share in the profits of the Acquiring Company	15 Datum waarop de aandeelhouders van FCA zullen delen in de winst van de Verkrijgende Vennootschap
   As of the Demerger Effective Date, (i) each holder of FCA Common Shares will share in any distribution of profits by the Acquiring Company in proportion to the relevant participation in the aggregate issued and outstanding common share capital of the Acquiring Company to which holders of Acquiring Company Common Shares are entitled and (ii) each holder of FCA Special Voting Shares will share in any distribution of profits by the Acquiring Company in proportion to the relevant participation in the aggregate issued and outstanding special voting share capital of the Acquiring Company to which holders of Acquiring Company Special Voting Shares are entitled. No particular rights to dividends will be granted in connection with the Demerger.

   Per de Splitsing Effectieve Datum, zal (i) elke houder van FCA Gewone Aandelen delen in elke uitkering van winst door de Verkrijgende Vennootschap naar evenredigheid van het relevante gedeelte van het gehele geplaatste en uitstaande gewone aandelenkapitaal van de Verkrijgende Vennootschap waartoe de houders van Verkrijgende Vennootschap Gewone Aandelen gerechtigd zijn en (ii) elke houder van FCA Bijzondere Stemrechtaandelen delen in elke uitkering van winst door de Verkrijgende Vennootschap naar evenredigheid van het relevante gedeelte van het gehele geplaatste en uitstaande bijzondere stemrechtaandelenkapitaal waartoe de houders van Verkrijgende Vennootschap Bijzondere Stemrechtaandelen gerechtigd zijn. Geen bijzondere rechten op dividend worden toegekend in verband met de Splitsing.

16 Shares to be cancelled pursuant to Section 2:334x paragraph 3 DCC	16 In te trekken aandelen ingevolge artikel 2:334x lid 3 BW
Not applicable.	Niet van toepassing.

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17 The consequences for holders of non-voting shares or shares without profit sharing rights	17 De gevolgen voor houders van stemrechtloze aandelen of winstrechtloze aandelen
Not applicable because FCA does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien FCA geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.
18 The amount of compensation for a share pursuant to Section 2:334ee1 DCC	18 Het bedrag van de schadevergoeding voor een aandeel ingevolge artikel 2:334ee1 BW
Not applicable because FCA does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien FCA geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.
19 The maximum amount for which compensation may be requested pursuant to Section 2:334ee1 DCC	19 Het maximumbedrag aan schadevergoeding dat kan worden verzocht ingevolge artikel 2:334ee1 BW
Not applicable because FCA does not have non-voting shares or shares without profit sharing rights in its capital.	Niet van toepassing aangezien FCA geen stemrechtloze aandelen of winstrechtloze aandelen in haar kapitaal heeft.
20 Auditor's statement on the proposed Exchange Ratio	20 Accountantsverklaring op de voorgestelde Ruilverhouding
KPMG Accountants N.V. has issued a statement as referred to in Section 2:334aa paragraph 1 DCC. This statement is attached to this Demerger proposal as Annex F.	KPMG Accountants N.V. heeft een verklaring als bedoeld in artikel 2:334aa lid 1 BW afgegeven. Deze verklaring is als Bijlage F aan dit voorstel tot Splitsing gehecht.
21 Signing formalities and governing law	21 Ondertekeningsformaliteiten en toepasselijk recht
Pursuant to Section 2:334f DCC this Demerger proposal will have to be signed by each member of the boards of directors of FCA and the Acquiring Company.	Ingevolge artikel 2:334f BW moet dit voorstel tot Splitsing ondertekend worden door elk lid van het bestuur van FCA en de Verkrijgende Vennootschap.
   This Demerger proposal is governed by, and interpreted in accordance with, Dutch law. In the event of a conflict between the Dutch and the English version of this Demerger proposal, the Dutch version will prevail.

   Dit voorstel tot Splitsing wordt beheerst door, en geïnterpreteerd in overeenstemming met, Nederlands recht. Ingeval van tegenstrijdigheid tussen de Nederlandse en de Engelse versie van dit voorstel tot Splitsing, zal de Nederlandse versie voorgaan.

(signature pages follow)	(handtekeningenpagina volgt)

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SIGNATURE PAGE – HANDTEKENINGPAGINA
Board of directors of Fiat Chrysler Automobiles N.V.

____________________________________		____________________________________
Name:	John Elkann	Name:	Sergio Marchionne
Title:	executive director – Chairman	Title:	executive director – CEO
____________________________________		____________________________________		____________________________________
Name:	Andrea Agnelli	Name:	Tiberto Brandolini d’Adda	Name:	Glenn Earle
Title:	non-executive director	Title:	non-executive director	Title:	non-executive director
____________________________________		____________________________________		____________________________________
Name:	Valerie Mars	Naam:	Ruth Simmons	Naam:	Ronald Thompson
Title:	non-executive director	Titel:	non-executive director	Titel:	non-executive director
____________________________________		____________________________________		____________________________________
Name:	Patience Wheatcroft	Name:	Stephen Wolf	Name:	Ermenegildo Zegna di Monte Rubello
Title:	non-executive director	Title:	non-executive director	Title:	non-executive director

demerger proposal – voorstel tot splitsing

SIGNATURE PAGE – HANDTEKENINGPAGINA
Board of directors of FE Interim B.V.

____________________________________		____________________________________
Name:	Richard Palmer	Name:	Fabio Spirito
Title:	executive director	Title:	executive director
____________________________________
Name:	Ferrante Zileri Dal Verme
Title:	non-executive director

demerger proposal – voorstel tot splitsing

ANNEX A
Current articles of association Fiat Chrysler Automobiles N.V.

demerger proposal – voorstel tot splitsing

ANNEX B
Current articles of association FE Interim B.V.

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ANNEX C
Auditor’s statement KPMG
Section 2:334aa paragraph 2 DCC

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ANNEX D1
Pro forma FE Interim B.V.
ANNEX D2
Pro forma FCA

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ANNEX E
Interim financial statement FE Interim B.V.

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ANNEX F
Auditor’s statement KPMG
Section 2:334aa paragraph 1 DCC

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